                                                                       EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 BE FREE, INC.,

                            CYRANO ACQUISITION CORP.,

                                       AND

                               TRIVIDA CORPORATION



                                FEBRUARY 15, 2000

                                TABLE OF CONTENTS

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                                                                           Page
                                                                           ----
ARTICLE I.  THE MERGER...................................................     1

 1.1  The Merger.........................................................     1
 1.2  The Closing........................................................     1
 1.3  Actions at the Closing.............................................     1
 1.4  Additional Action..................................................     2
 1.5  Conversion of Shares...............................................     2
 1.6  Dissenting Shares..................................................     3
 1.7  Fractional Shares..................................................     4
 1.8  Options and Warrants...............................................     4
 1.9  Escrow.............................................................     5
 1.10  Articles of Incorporation and By-laws.............................     6
 1.11  No Further Rights.................................................     6
 1.12  Closing of Transfer Books.........................................     6
 1.13  Surrender of Certificates and Exchange of Shares..................     6
 1.14  No Further Ownership Rights in Company Shares.....................     7
 1.15  Lost, Stolen or Destroyed Certificates............................     7
 1.16  Tax Consequences..................................................     7

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............     8

 2.1  Organization, Qualification and Corporate Power....................     8
 2.2  Capitalization.....................................................     8
 2.3  Authorization of Transaction.......................................     9
 2.4  Noncontravention...................................................     9
 2.5  Subsidiaries.......................................................    10
 2.6  Financial Statements...............................................    10
 2.7  Absence of Certain Changes.........................................    10
 2.8  Undisclosed Liabilities............................................    10
 2.9  Tax Matters........................................................    11
 2.10  Assets............................................................    12
 2.11  Real Property.....................................................    12
 2.12  Real Property Leases..............................................    12
 2.13  Intellectual Property.............................................    13
 2.14  Year 2000 Compliance..............................................    14
 2.15  Contracts.........................................................    15
 2.16  Powers of Attorney................................................    16
 2.17  Insurance.........................................................    16
 2.18  Litigation........................................................    17
 2.19  Warranties........................................................    17
 2.20  Employees.........................................................    17

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

 2.21  Employee Benefits......................................................  18
 2.22  Environmental Matters..................................................  19
 2.23  Legal Compliance.......................................................  20
 2.24  Suppliers..............................................................  20
 2.25  Permits................................................................  20
 2.26  Certain Business Relationships With Affiliates.........................  21
 2.27  Brokers' Fees..........................................................  21
 2.28  Books and Records......................................................  21
 2.29  Proxy Statement........................................................  21
 2.30  Disclosure.............................................................  21

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
 TRANSITORY SUBSIDIARY........................................................  22

 3.1  Organization, Qualification and Corporate Power.........................  22
 3.2  Capitalization..........................................................  22
 3.3  Authorization of Transaction............................................  22
 3.4  Noncontravention........................................................  23
 3.5  Reports and Financial Statements........................................  23
 3.6  Interim Operations of the Transitory Subsidiary.........................  24
 3.7  Brokers' Fees...........................................................  24
 3.8  Proxy Statement.........................................................  24
 3.9  Absence of Certain Changes..............................................  24
 3.10  Disclosure.............................................................  24

ARTICLE IV.  COVENANTS........................................................  24

 4.1  Closing Efforts.........................................................  24
 4.2  Governmental and Third-Party Notices and Consents.......................  24
 4.3  Shareholder Approval....................................................  25
 4.4  Operation of Business...................................................  26
 4.5  Access to Information...................................................  27
 4.6  Notice of Breaches......................................................  28
 4.7  Exclusivity.............................................................  28
 4.8  Expenses................................................................  28
 4.9  [Intentionally Omitted].................................................  29
 4.10  Listing of Merger Shares...............................................  29
 4.11  S-8 Registration.......................................................  29
 4.12  Retention Options......................................................  29
 4.13  Employee Benefits......................................................  29
 4.14  Indemnification........................................................  29

ARTICLE V.  CONDITIONS TO CONSUMMATION OF MERGER..............................  30

 5.1  Conditions to Each Party's Obligations..................................  30

                                      -ii-
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


 5.2  Conditions to Obligations of the Buyer and the Transitory Subsidiary........    30
 5.3  Conditions to Obligations of the Company....................................    31

ARTICLE VI.  INDEMNIFICATION......................................................    32

 6.1  Indemnification by the Company Shareholders.................................    32
 6.2  Indemnification by the Buyer................................................    33
 6.3  Indemnification Claims......................................................    33
 6.4  Survival of Representations and Warranties..................................    36
 6.5  Limitations.................................................................    37

ARTICLE VII.  TERMINATION.........................................................    37

 7.1  Termination of Agreement....................................................    37
 7.2  Effect of Termination.......................................................    38

ARTICLE VIII.  REGISTRATION RIGHTS................................................    38

 8.1  Certain Definitions.........................................................    38
 8.2  Resale Holder Registration..................................................    39
 8.3  Company Registration........................................................    41
 8.4  Suspension of Prospectus....................................................    42
 8.5  Expenses....................................................................    42
 8.6  Indemnification.............................................................    42
 8.7  Limitation on Assignment of Registration Rights.............................    44

ARTICLE IX.  DEFINITIONS..........................................................    45


ARTICLE X.  MISCELLANEOUS.........................................................    47

 10.1  Press Releases and Announcements...........................................    47
 10.2  No Third Party Beneficiaries...............................................    47
 10.3  Entire Agreement...........................................................    47
 10.4  Succession and Assignment..................................................    47
 10.5  Counterparts; Facsimile Signature..........................................    48
 10.6  Headings...................................................................    48
 10.7  Notices....................................................................    48
 10.8  Governing Law..............................................................    49
 10.9  Amendments and Waivers.....................................................    49
 10.10  Severability..............................................................    49
 10.11  Construction..............................................................    49


                                      -iii-
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Exhibit A -  Escrow Agreement

Exhibit B -  Voting Agreement and Irrevocable Proxy

Exhibit C -  Employment Agreement

Exhibit D -  Opinion of Counsel to the Company

Exhibit E -  Opinion of Counsel to the Buyer and the Transitory Subsidiary

                          AGREEMENT AND PLAN OF MERGER

     Agreement entered into as of February 15, 2000 by and among Be Free, Inc., a Delaware corporation (the "Buyer"), Cyrano Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and TriVida Corporation, a California corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

     This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the shareholders of the Company will receive common stock of the Buyer in exchange for their capital stock of the Company.

     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I.
                                   THE MERGER

     1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Surviving Corporation files the agreement of merger or other appropriate documents prepared and executed in accordance with Section 1103 of the California General Corporation Law and Section 252 of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretaries of State of the States of California and Delaware. The Merger shall have the effects set forth in Section 1107 of the California General Corporation Law and Section 259 of the Delaware General Corporation Law.

     1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on February 29, 2000, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in
Article V hereof (the "Closing Date").

     1.3 Actions at the Closing. At the Closing:

         (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in
Section 5.2;

         (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in
Section 5.3;

         (c)the Surviving Corporation shall file with the Secretaries of State of the States of California and Delaware the Certificate of Merger;

         (d) the Buyer, James Houlihan, Alex Jacobson and Peter Price (the "Indemnification Representatives") and a financial institution selected by the Buyer prior to the Effective Time and reasonably acceptable to the Indemnification Representatives (the "Escrow Agent") shall execute and deliver the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement") and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to
Section 1.9.

     1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

     1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

         (a) Each share of (i) common stock, without par value, of the Company ("Common Shares"), (ii) Series A Preferred Stock, without par value, of the Company ("Series A Shares"), and (iii) Series B Preferred Stock without par value, of the Company ("Series B Shares" and collectively with the Series A Shares, the "Preferred Shares") issued and outstanding immediately prior to the Effective Time (other than Common Shares or Preferred Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined below) and Common Shares or Preferred Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.10) that number of shares of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock") as is set forth in Section 1.5(c) below, which number shall be based upon the Conversion Ratio (as defined below). The Preferred Shares and the Common Shares are collectively referred to herein as "Company Shares."

         (b) The "Conversion Ratio" shall be the result obtained by dividing (i) 1,634,504 by (ii) the sum of (A) the number of outstanding Company Shares immediately prior to the Effective Time and (B) the number of Company Shares issuable upon exercise of all Options and Warrants outstanding immediately prior to the Effective Time. The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, recapitalization or similar event affecting the Buyer Common Stock between the date hereof and the Effective Time(including without limitation the 2-for-1 stock split to be effected in the form of a 100% stock dividend announced by the Buyer on the date hereof (the "Buyer Stock Split") if the Effective Time is after the record date for such Stock Split and shall be subject to equitable adjustment in the event of any increase or decrease in the number of Preferred Shares from the amounts set forth in Section 2.2 hereof. The shareholders of record of the Company immediately prior to the Effective Time (the "Company Shareholders") shall be entitled to receive immediately 90% of the shares of Buyer Common Stock into which their Company Shares were converted pursuant to this Section 1.5 (the "Initial Shares"); the remaining 10% of the shares of Buyer Common Stock into which their Company Shares were converted pursuant to this Section 1.5, rounded to the nearest whole number (the "Escrow Shares"), shall be deposited in escrow pursuant to Section
1.9 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The Initial Shares and the Escrow Shares shall together be referred to herein as the "Merger Shares."

         (c) The number of shares of Buyer Common Stock into which each Company Share shall be converted is as follows:

                                  Fraction of a Share of Buyer
                                   Common Stock into Which
     Type of Company Share        Company Share is Converted
     ---------------------        --------------------------

     Common Share...............  Conversion Ratio

     Series A Share.............  Conversion Ratio + 0.005381

     Series B Share.............  Conversion Ratio + 0.007265


         (d) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

         (e) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

     1.6 Dissenting Shares.

         (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Shareholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Chapter 13 of the California General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Merger Shares, unless such Company Shareholder shall have forfeited his, her or its right to appraisal under the California General Corporation Law or properly withdrawn, his, her or its demand for appraisal. If such Company Shareholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to such Company Shareholder a certificate representing 90% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining 10% of the Merger Shares to which such holder is entitled pursuant to
Section 1.5 (which shares shall be considered Escrow Shares for all purposes of this Agreement).

         (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the California General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

     1.7 Fractional Shares. No certificates or scrip representing fractional Initial Shares shall be issued to former Company Shareholders upon the surrender for exchange of certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a)) ("Certificates"), and such former Company Shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares that would have otherwise been issued to such former Company Shareholders. In lieu of any fractional Initial Shares that would have otherwise been issued, each former Company Shareholder that would have been entitled to receive a fractional Initial Share shall, upon proper surrender of such person's Certificates, receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which such person would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to .5 rounded to the nearest odd number); provided that each such holder shall receive at least one Initial Share.

     1.8 Options and Warrants.

         (a) As of the Effective Time, the Company's 1998 Equity Incentive Plan, as adopted July 24, 1998 and amended October 15, 1998 and October 7, 1999 ("Option Plan") and all options to purchase Company Shares issued by the Company pursuant to Option Plan or otherwise ("Options"), whether vested or unvested, shall be assumed by the Buyer. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Company Shares subject to the unexercised portion of such Option multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Conversion Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986 (as amended, the "Code"), if applicable, and all of the other terms of the Options shall otherwise remain unchanged.

         (b) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 1.8, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.8 and such notice).

         (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 1.8.

         (d) The Company shall cause the termination, as of the Effective Time, of all warrants to acquire any capital stock of the Company (the "Warrants") which remain unexercised; except that the Warrants to acquire 86,240 Series B Shares dated November 16, 1999 held by Silicon Valley Bank (the "SVB Warrant") may not be terminated and in accordance with the terms thereof shall be exercisable for shares of Buyer Common Stock. The number of shares of Buyer Common Stock that may be purchased under this SVB Warrant shall equal the number of Series B Shares issuable thereunder multiplied by the fraction of a share of Buyer Common Stock per Series B Share set forth in Section 1.5(c) (with any fraction resulting from such multiplication to be rounded down to the nearest whole number) and the exercise per share of Buyer Common Stock that may be purchased under the SVB Warrant shall equal the exercise price immediately prior to the Effective Time, divided by the fraction of a share of Buyer Common Stock per Series B Share set forth in Section 1.5(c) (rounded up to the nearest whole cent).

         (e) The Company shall obtain, prior to the Closing, the consent from each holder of an Option or a Warrant to the amendment (in the case of Options or the SVB Warrant) or termination (in the case of Warrants other than the SVB Warrant) of such Option or Warrant pursuant to this Section 1.8 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

         (f) Shareholder Loans. In the event that any Company Shareholder owes monies to the Company under outstanding loans from the Company as of the Effective Time (except for expense advances), the consideration payable to such Company Shareholder pursuant to Section 1.5 shall be reduced by an amount equal to the outstanding principal plus accrued interest of such shareholder's loans as of the Effective Time.

     1.9 Escrow.

         (a) On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.5, for the purpose of securing the indemnification obligations of the Indemnifying Shareholders (as defined in Section 6.1) set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

         (b) The adoption of this Agreement and the approval of the Merger by the Company Shareholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representatives.

     1.10 Articles of Incorporation and By-laws.

         (a) The Articles of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Articles of Incorporation of the Company immediately prior to the Effective Time, except that the authorized capitalization shall be reduced to 100,000 Company Common Shares.

         (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Company immediately prior to the Effective Time.

     1.11 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

     1.12 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for Initial Shares in accordance with Section 1.5, subject to Section 1.9 and to applicable law in the case of Dissenting Shares.

     1.13 Surrender of Certificates and Exchange of Shares.

         (a) The Corporate Secretary of the Buyer or the Buyer's transfer agent shall serve as the exchange agent (the "Exchange Agent") for the Merger. Promptly after the Effective Time, the Buyer shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Buyer Common Stock issuable in exchange for outstanding Company Shares; provided that, on behalf of the Company Shareholders, the Buyer shall issue to the Escrow Agent a certificate for the Escrow Shares pursuant to Section 1.9. On or promptly after the Effective Time, the Company Shareholders will surrender the Certificates to the Exchange Agent for cancellation together with a letter of transmittal in such customary form and having such customary provisions that the Buyer may reasonably request. Upon such surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, subject to the terms of Section 1.13(c) hereof, the holder of such Certificate shall be entitled to receive from the Exchange Agent in exchange therefor a certificate representing the number of Initial Shares of Buyer Common Stock, and the Certificate so surrendered shall be canceled. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time and for all corporate purposes, to evidence only the ownership of the number of full shares of Buyer Common Stock into which such Company Shares shall have been so converted.

         (b) No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock.

         (c) If any certificate for shares of Buyer Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance and/or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Buyer or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of the Buyer or any agent designated by it that such tax has been paid or is not payable.

         (d) Notwithstanding anything to the contrary in this Section 1.13, neither the Buyer, the Surviving Corporation nor any party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.14 No Further Ownership Rights in Company Shares. The shares of Buyer Common Stock paid in respect of the surrender for exchange of Company Shares in accordance with the terms hereof, shall be deemed to be full satisfaction of all rights pertaining to such Company Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.15 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such number of Initial Shares and Escrow Shares as provided in Section 1.5; provided, however, that the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the stockholder who is the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may reasonably direct against any claim that may be made against the Buyer with respect to the certificates alleged to have been lost, stolen or destroyed.

     1.16 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The Buyer and the Company will report the Merger as a reorganization described in Section 368(a) of the Code, and comply with the provisions of Treasury Regulation Section 1.368-3.

                                  ARTICLE II.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify other paragraphs in this
Article II only to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs. For purposes of this Article II, the phrase "to the knowledge of the Company" or any phrase of similar import shall be deemed to refer to the actual knowledge of the officers of the Company (other than the Secretary) and Mr. Ivan Ivankovich after making reasonable inquiry.

     2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of California. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected in the future to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Articles of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-laws. For purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), or results of operations of the Company other than any effect primarily and directly resulting from (a) the execution of this Agreement or the announcement or pendency of the transactions contemplated hereby, (b) conditions generally affecting the Company's industry as a whole or (c) the failure to obtain any additional funding that may be required.

     2.2 Capitalization. The authorized capital stock of the Company consists of 30,000,000 Common Shares and 19,223,694 Preferred Shares, of which, as of the date of this Agreement, (a) 4,469,499 Common Shares were issued and outstanding, of which 831,325 shares are subject to a repurchase right in favor of the Company, (b) 10,723,694 Series A Shares were issued and outstanding, (c) 7,761,205 Series B Shares were issued and outstanding, (d) 18,484,899 Common Shares were reserved for issuance upon conversion of the Preferred Shares, 3,052,884 Common Shares were reserved for issuance upon exercise of Options and 193,893 shares of Series B Preferred Stock and 632,814 Common Shares were reserved for issuance upon exercise of Warrants, and (e) no shares were held in the treasury of the Company. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) all shareholders of the Company, indicating the number of Company Shares held by each shareholder, (ii) all outstanding Options and Warrants, indicating (A) the holder thereof, (B) the number of Company Shares subject to each Option and Warrant, (C) the exercise price, date of grant, vesting schedule and expiration date for each Option or Warrant, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options or Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Options and Warrants listed in Section 2.2 of the Disclosure Schedule, as of the date of this Agreement there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act of 1933, as amended (the "Securities Act"), or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

     2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by holders of (a) a majority of the Common Shares, (b) a majority of the Series A Shares, and (c) a majority of the Series B Shares entitled to vote on this Agreement and the Merger (the "Requisite Shareholder Approval"), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the California General Corporation Law, and
(iii) directed that this Agreement and the Merger be submitted to the shareholders of the Company for their adoption and approval and resolved to recommend that the shareholders of Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     2.4 Noncontravention. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Company, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), except for the filing of the Certificate of Merger as required by the California General Corporation Law, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, subject to the filing of the Certificate of Merger as required by the California General Corporation Law. For purposes of this Agreement: "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and "Ordinary Course of Business" means the ordinary course of the Company's business, consistent with past custom and practice.

     2.5 Subsidiaries. The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association.

     2.6 Financial Statements. The Company has provided to the Buyer (a) the audited consolidated balance sheets and statements of income, changes in shareholders' equity and cash flows of the Company as of and for the fiscal years ended March 31, 1998 and March 31, 1999; and (b) the unaudited consolidated balance sheet and statements of income, changes in shareholders' equity and cash flows as of and for the month ended as of January 31, 2000 (the "Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto), fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments (which will not in the aggregate be material) and do not include footnotes.

     2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date,
(a) there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4 (except that the dollar amounts in Section 4.4(k) shall be deemed to be $5,000 and $25,000 rather than $2,000 and $10,000, respectively).

     2.8 Undisclosed Liabilities. The Company does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet referred to in clause (b) of Section 2.6 (the "Most Recent Balance Sheet"), (b) liabilities (other than claims for breach of contracts or tort) which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) liabilities (other than claims for breach of contracts or tort) incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

     2.9 Tax Matters.

         (a) For purposes of this Agreement, the following terms shall have the following meanings:

         (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

         (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

         (b) The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company is not nor has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company is or was a member. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. The Company does not have any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

         (c) The Company has delivered to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since its inception. The Company has delivered or made available to the Buyer complete and accurate copies of all other Tax Returns of the Company together with all related examination reports and statements of deficiency for all periods since the Company's inception. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

         (d) The Company: (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under
Section 280G of the Code; (iv) does not have any actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation
Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is not nor has been required to make a basis reduction pursuant to Treasury Regulation
Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

         (e) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

         (f) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

     2.10 Assets. The Company owns or leases all tangible assets necessary for the conduct of its business as presently conducted. No asset of the Company (tangible or intangible) is subject to any Security Interest. All of the tangible assets of the Company are located at the offices of the Company at 3524 Hayden Avenue, Culver City, California.

     2.11 Real Property. The Company does not own any real property.

     2.12 Real Property Leases. Section 2.15(a)(iv) of the Disclosure Schedule lists all real property leased or subleased to or by the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of all leases and subleases (as amended to date). The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

     2.13 Intellectual Property.

         (a) The Company owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute (A) the products manufactured, marketed, sold or licensed, and to provide the services provided, and (B) those products or services under development described in Section 2.13(a) of the Disclosure Schedule (in the case of products or services so described in such Section 2.13(a), subject to obtaining standard licenses for commercially available, off the shelf products) (together, the "Customer Deliverables") or (ii) to operate the Company's internal systems that are material to the business or operations of the Company, including, without limitation, computer hardware systems, software applications and embedded systems (the "Internal Systems"; the Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "Company Intellectual Property"). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information that it owns or uses. To the knowledge of the Company, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.13(c) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2.13(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company.

         (b) To the Company's knowledge, none of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the Company's knowledge, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.13(b) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided to the Buyer complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

         (c) Section 2.13(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property other than non-exclusive licenses entered into in the Ordinary Course of Business in substantially the terms as the licenses identified on, or as otherwise described in, Section 2.13(c) of the Disclosure Schedule.

         (d) Section 2.13(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" or "click wrap" licenses).

         (e) The Company has not disclosed the source code for any of the software owned by the Company (the "Software") to any person or entity, except
(i) to its employees, (ii) to consultants or agents pursuant to agreements prohibiting the disclosure of the Software to third parties and protecting the confidentiality thereof, or (iii) pursuant to the agreements listed in Section 2.13(e) of the Disclosure Schedule, and the Company has taken reasonable measures to prevent disclosure of such source code to any third parties.

         (f) All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

         (g) To the knowledge of the Company, the Customer Deliverables (excluding those under development) and the Internal Systems are free from significant defects or programming errors and the Customer Deliverables (excluding those under development) conform in all material respects to the written documentation and specifications therefor.

     2.14 Year 2000 Compliance.

         (a) All of the Customer Deliverables currently being marketed, distributed or licensed by the Company or which were marketed, distributed or licensed by the Company since its inception, and to the Company's knowledge all Internal Systems, are Year 2000 Compliant. The Company is not aware of any failure to be Year 2000 Compliant of any third-party system that is material to the business or operations of the Company, including without limitation any system belonging to any of the Company's suppliers, service providers or customers.

         (b) The Company has not provided any express guaranty or warranty for any service or product or to the effect that such service or product is Year 2000 Compliant or has not been adversely affected by virtue of the arrival of Year 2000.

         (c) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

             (i) accurately receives, records, stores, provides, recognizes and processes all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

            (ii) accurately performs all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty- first centuries, the years 1999 and 2000 and all leap years; and

           (iii) does not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date; in each case without human intervention, other than original data entry.

2.15  Contracts.

         (a) Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement:

          (i) any agreement (or group of related agreements) providing for payments in excess of $50,000 per annum in the Ordinary Course of Business (other than non-exclusive licenses entered into in the Ordinary Course of Business on substantially the terms as the licensed identified on, or as otherwise described in, Section 2.13(c) of the Disclosure Schedule) or $25,000 per annum not in the Ordinary Course of Business;

          (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $50,000 per annum in the Ordinary Course of Business or $25,000 per annum not in the Ordinary Course of Business, or (C) in which the Company has granted "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

          (iii) any agreement establishing a partnership or joint venture;

          (iv) any lease or sublease of real property;

          (v) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

          (vi) any agreement concerning noncompetition;

          (vii) any employment or consulting agreement;

          (viii) any agreement with any officer, director or 5% or greater shareholder of the Company or any affiliate (an "Affiliate"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), thereof;

          (ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

          (x) any agreement which contains any provisions requiring the Company to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business); and

          (xi) any other material agreement (or group of related agreements) not entered into in the Ordinary Course of Business.

         (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement (as amended to date) listed in Section 2.13 or Section 2.15 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect;
(ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such contract.

         (c) There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which prohibits or impairs any acquisition of property (tangible or intangible) by the Company, or the conduct of business by the Company or otherwise limits the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

     2.17 Insurance. Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party. Such insurance policies are of the type and in amounts reasonably believed by the Company to be prudent for organizations conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company is not liable for retroactive premiums or similar payments, and the Company is in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.

     2.18 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a "Legal Proceeding") which is pending or has been threatened against the Company in a writing delivered to the Company or otherwise to the Company's knowledge.

     2.19 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale, license or lease of the Company, which are set forth in Section 2.19 of the Disclosure Schedule or are on terms substantially consistent therewith; (ii) manufacturers' warranties for which the Company does not have any liability; and (iii) warranties implied under law.

     2.20 Employees.

         (a) Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company, along with the position and the annual rate of compensation of each such person. Each employee has entered into a confidentiality and assignment of inventions agreement with the Company, substantially in the form previously delivered to the Buyer. Each such agreement
(i) is legal, valid, binding and enforceable and in full force and effect; and
(ii) will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement and no event has occurred which, after the giving of notice, with the lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party to such agreement. To the knowledge of the Company, as of the date hereof no officer or member of the development staff, and no material number of other employees, has any plans to terminate employment with the Company.

         (b) The Company is not party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

     2.21 Employee Benefits.

         (a) Section 2.21(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company. Complete and accurate copies of all Employee Benefit Plans have been delivered to the Buyer. The Company has complied in all material respects, in the administration and operation of each Employee Benefit Plan, with the terms of such Plan and the requirements of applicable law (including without limitation the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code and the regulations thereunder). The Company has no monetary liability in excess of $25,000 under any Employee Benefit Plan, except for those set forth on the Most Recent Balance Sheet or those that have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course of Business. "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

         (b) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

         (c) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

         (d) Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

         (e) Section 2.21(e) of the Disclosure Schedule discloses each: (i) agreement with any shareholder, consultant, director, officer or other employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement,
(B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, officer or employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         (f) Section 2.21(f) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time-off and the amount of such liabilities as of January 31, 2000.

2.22  Environmental Matters.

         (a) The Company has complied in all material respects with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

         (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company in violation of any Environmental Law. With respect to any such releases of Materials of Environmental Concern, the Company has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company that could reasonably be expected to have a material impact on the real property or facilities owned, operated or controlled by the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

         (c) Set forth in Section 2.22(c) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

     2.23 Legal Compliance. The Company, and the conduct and operations of its business, are each in compliance in all material respects with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity.

     2.24 Suppliers. Section 2.24 of the Disclosure Schedule sets forth a list of each supplier that is the sole supplier of any significant product or service to the Company. No such supplier has indicated within the past year that it will stop, or decrease the rate of, supplying products or services to the Company. No unfilled customer order or commitment obligating the Company to process, manufacture or deliver products or perform services is currently expected to result in a loss to the Company upon completion of performance, except for any such orders or commitments that may be canceled by the Company unilaterally without further obligation upon 30 days' or less notice.

     2.25 Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened. Each such Permit will continue in full force and effect immediately following the Closing.

     2.26 Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company other than compensation for services rendered as an officer or director. Section 2.26 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which have occurred or existed since the Company's inception.

     2.27 Brokers' Fees. Except for the fee payable to Broadview International L.L.C. pursuant to the letter agreement dated December 30, 2000 (a true and complete copy of which, insofar as it relates to the Buyer or the transactions contemplated hereby, has been provided to the Buyer), the Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.28 Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with reasonable business and bookkeeping practices.

     2.29 Proxy Statement. The information in or accompanying the proxy statement (except for information supplied by the Buyer for inclusion therein, as to which the Company makes no representation) to be sent to the Company Shareholders in connection with the meeting (the "Company Meeting") of the Company Shareholders to consider this Agreement and the Merger (the "Proxy Statement"), shall not, on the date that the Proxy Statement is first mailed to the Company Shareholders, at the time of the Company Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Proxy Statement, the Company shall promptly inform the Buyer.

     2.30 Disclosure. The representations and warranties by the Company contained in this Agreement, and the statements contained in the Disclosure Schedule, do not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which they were made, in order to make the statements herein or therein not misleading. The Company has delivered to the Buyer true and complete copies of all documents which are referred to in Sections 2.12, 2.13, 2.15 and 2.21 or in the Disclosure Schedule.

                                  ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                          AND THE TRANSITORY SUBSIDIARY

     Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

     3.1 Organization, Qualification and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect (as defined below). The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws. For purposes of this Agreement, "Buyer Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Buyer and its subsidiaries, taken as a whole, other than any effect primarily and directly resulting from (a) the execution of this Agreement or the announcement or pendency of transactions contemplated hereby or (b) conditions generally effecting the Buyer's industry as a whole; provided, that a drop in the Buyer's stock price shall not, in and of itself, constitute such a material adverse effect.

     3.2 Capitalization. The authorized capital stock of the Buyer consists of
(a) 75,000,000 shares of Buyer Common Stock, of which 28,048,251 shares were issued and outstanding of record as of February 14, 2000, and (b) 10,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares were issued or outstanding of record as of February 14, 2000. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

     3.3 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

     3.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws and the filing of the Certificate of Merger as required by the California General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

     3.5 Reports and Financial Statements. The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Prospectus dated November 3, 1999 (as filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424 under the Securities Act), and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since November 3, 1999 (such reports are collectively referred to herein as the "Buyer Reports"). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from November 3, 1999 through the date of this Agreement. The Buyer Reports filed prior to the date of this Agreement complied, and the Buyer reports filed after the date of this Agreement will comply, in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates the Buyer Reports did not, and as of the date hereof and as of the Closing Date the Buyer Reports, taken as a whole, do not and will not (except for disclosure relating to the transactions contemplated hereby and the financial results for the Buyer for the year ended December 31, 1999 as disclosed to the Company prior to the date hereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

     3.6 Interim Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

     3.7 Brokers' Fees. Except for any fee that may be payable to Donaldson, Lufkin & Jenrette Securities Corporation, neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.8 Proxy Statement. The information to be supplied by the Buyer for inclusion in the Proxy Statement shall not, on the date that the Proxy Statement is first mailed to the Company Shareholders, at the time of the Company Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Buyer or any of its Affiliates, officers or directors should be discovered by the Buyer which should be set forth in an amendment to the Proxy Statement, the Buyer shall promptly inform the Company.

     3.9 Absence of Certain Changes. Since September 30, 1999, there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect.

     3.10 Disclosure. The representations and warranties by the Buyer or the Transitory Subsidiary contained in this Agreement contains any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which they were made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV.
                                    COVENANTS

     4.1 Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

     4.2 Governmental and Third-Party Notices and Consents.

         (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

         (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4 of the Disclosure Schedule.

     4.3 Shareholder Approval.

         (a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Shareholder Approval at the Company Meeting, all in accordance with the applicable requirements of the California General Corporation Law. Promptly after the date hereof, Company will take all action necessary in accordance with the California General Corporation Law to convene the Company Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 15 days after the date hereof, for the purpose of voting upon this Agreement and the Merger. The Company will use its Reasonable Best Efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the Requisite Shareholder Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company Shareholders in advance of a vote on the Merger and this Agreement. The Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited, in compliance with the California General Corporation Law and all other applicable legal requirements.

         (b) In connection with the Company Meeting, the Company shall provide to its shareholders the Proxy Statement which shall include (A) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Shareholders, the escrow arrangements and the authority of the Indemnification Representatives, and a statement that the adoption of this Agreement by the shareholders of the Company shall constitute approval of such terms), (B) all of the information required by Rule 502(b)(2) of Regulation D under the Securities Act and (C) a statement that appraisal rights are available for the Company Shares pursuant to Chapter 13 of the California General Corporation Law and a copy of such Chapter
13. The Buyer agrees to cooperate with the Company in the preparation of the Proxy Statement. The Company agrees not to distribute the Proxy Statement until the Buyer has had a reasonable opportunity to review and comment on the Proxy Statement and the Proxy Statement has been approved by the Buyer (which approval may not be unreasonably withheld or delayed).

         (c) The Company, acting through its Board of Directors, shall include in the Proxy Statement the unanimous recommendation of its Board of Directors that the shareholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

         (d) The Company shall ensure that the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information furnished by the Buyer in writing for inclusion in the Proxy Statement).

         (e) The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         (f) Simultaneous with the execution of this Agreement, the Company Shareholders set forth in Schedule I hereto shall each have executed a Voting Agreement and Irrevocable Proxy in the form attached hereto as Exhibit B.

     4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations in the Ordinary Course of Business and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, without the written consent of the Buyer:

         (a) except as set forth in Section 4.4(a) of the Disclosure Schedule, issue or sell, or redeem or repurchase, any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the exercise of Options or Warrants outstanding on the date hereof and except for the issuance of Retention Options (as defined below and as set forth in Section 4.4(a) of the Disclosure Schedule)), or amend any of the terms of (including without limitation the vesting of) any such Options or Warrants;

         (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

         (c) create, incur or assume any indebtedness (including obligations in respect of capital leases) except for the borrowing of up to $225,000 from Silicon Valley Bank under existing credit facilities if the Effective Time shall not have occurred on or before February 29, 2000; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity other than advances to employees and investments in money market instruments made in the Ordinary Course of Business;

         (d) except for the grant of Retention Options or as otherwise set forth in Section 4.4(d) of the Disclosure Schedule, hire any new employees, enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.21(e) or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.20 of the Disclosure Schedule);

         (e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases, licenses and sales of assets in the Ordinary Course of Business;

         (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

         (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

         (h) amend its charter, by-laws or other organizational documents;

         (i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

         (j) amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement or enter into any material contract or agreement other than in the Ordinary Course of Business;

         (k) make or commit to make any capital expenditure in excess of $2,000 per item or $10,000 in the aggregate;

         (l) institute or settle any Legal Proceeding;

         (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

         (n) agree in writing or otherwise to take any of the foregoing actions.

     4.5 Access to Information. The Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company.

     4.6 Notice of Breaches.

         (a) From the date of this Agreement until the Effective Time, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

         (b) From the date of this Agreement until the Effective Time, the Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

     4.7 Exclusivity.

         (a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock (other than discussions after March 15, 2000 with venture capitalists (or similar investors) with respect to the issuance of convertible preferred stock that, if issued, would constitute less than 35% of the outstanding capital stock of the Company), sale of material assets or similar business transaction involving the Company or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

         (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

     4.8 Expenses. Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Merger is consummated, the Buyer and Surviving Corporation shall not be obligated to pay more than an aggregate of $2,000,000 in costs and expenses (including without limitation legal, accounting and financial advisor fees) incurred by the Company in connection with the Merger ("Third Party Expenses") and any such Third Party Expenses incurred in excess of such amounts shall be subject to the indemnification provisions of Article VI hereof.

     4.9 [Intentionally Omitted].

     4.10 Listing of Merger Shares. The Buyer shall have the Merger Shares approved for quotation on the Nasdaq National Market subject only to official notice of issuance.

     4.11 S-8 Registration. Not later than thirty (30) days after the Effective Time, the Buyer agrees to file, if available for use by the Buyer, with the SEC a registration statement on Form S-8 registering a number of shares of Buyer Common Stock equal to the number of shares of Buyer Common Stock issuable upon the exercise of all Options assumed by the Buyer pursuant to Section 1.8(a) hereof.

     4.12 Retention Options. Prior to the Effective Time, the Company shall issue to the persons listed on Section 4.4(b) of the Disclosure Schedule options to acquire the number of Common Shares at the exercise price indicated thereon (the "Retention Options") provided, that the form of the option agreement governing such Retention Options shall have been delivered to the Buyer prior to being furnished to such person and such agreement shall provide for vesting over a four year period commencing on the first anniversary of the Effective Time, shall provide that the Merger shall not constitute a "Corporate Transaction" for purposes of Section 17 of the Option Plan and shall otherwise be reasonably satisfactory to the Buyer.

     4.13 Employee Benefits. The Buyer will have no obligation to retain any employee or group of employees of the Company following the Effective Time. As soon as practicable after the execution of this Agreement, the Company and the Buyer shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Company employee plans immediately prior to the Effective Time, if appropriate) so as to provide benefits to Company employees initially upon the Merger which are generally equivalent to those being provided to employees of Company immediately preceding the Effective Time, as well as to determine appropriate termination benefits for Company employees generally and certain members of Company management in particular, in addition to any and all severance, separation, retention and salary continuation plans, programs or arrangements disclosed on the Company Disclosure Schedule. Continuous employment with the Company or its subsidiaries shall be credited to Company employees who become Buyer employees for all purposes of eligibility and vesting of Benefits (to the extent permitted by applicable law), but not for purposes of accrual of benefits.

     4.14 Indemnification. For a period of three years from and after the Effective Time, the Buyer will, or will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of the Company to its directors and officers under the articles of incorporation and by-laws as in effect on the date hereof, except that the Buyer shall treat its assets as the Company's assets for purposes of fulfilling its obligations under this
Section 4.14.

                                   ARTICLE V.
                      CONDITIONS TO CONSUMMATION OF MERGER

     5.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

         (a) this Agreement and the Merger shall have received the Requisite Shareholder Approval;

         (b) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

         (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and

         (d) approvals from any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission that are required to consummate the Merger shall have been timely obtained.

     5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

         (a) the Dissenting Shares, if any, shall constitute less than 5% of the outstanding Company Shares;

         (b) there shall not be more than 30 Company Shareholders that are not "accredited investors" as that term is defined in Rule 501 promulgated by the SEC pursuant to the Securities Act;

         (c) the Company shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.2 to the Disclosure Schedule which are required on the part of the Company;

         (d) the representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and as of the Effective Time except (i) to the extent that the failure of such representations and warranties to be true and correct in each case or in the aggregate does not constitute and could not reasonably be expected to constitute in the future a Company Material Adverse Effect, (ii) for changes contemplated by this Agreement and (iii) for those representations and warranties which address matters only as of the date of this Agreement or any other particular date (which shall have been true and correct as of such particular date except to the extent that the failure of such representations and warranties to be true and correct as of such particular date does not, or could not reasonably be expected in the future to, constitute a Company Material Adverse Effect) (it being understood that, for purposes of determining the accuracy of such representations and warranties all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or concepts of materiality contained in such representations and warranties shall be disregarded);

         (e) the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

         (f) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

         (g) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (the "Company Certificate") to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through
(e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of this Section 5.2 is satisfied in all respects;

         (h) The individuals listed on Section 5.2(g) of the Disclosure Schedule shall have executed and delivered to the Buyer an Employment Agreement in the form attached hereto as Exhibit C, and all of such agreements shall be in full force and effect;

         (i) the Buyer shall have received from counsel to the Company an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to the Buyer and dated as of the Closing Date;

         (j) The Escrow Agreement shall have been executed and delivered by each of the parties thereto;

         (k) the Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary); and

         (l) the Buyer shall have received such certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents and certificates as to the incumbency of officers and the adoption of authorizing resolutions, as it shall reasonably request in connection with the Closing.

     5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

         (a) the Merger Shares shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance;

         (b) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer;

         (c) The representations and warranties of the Buyer and the Transitory Subsidiary contained in this Agreement shall have been true and correct as of the date of this Agreement and as of the Effective Time except (i) to the extent that the failure of such representations and warranties to be true and correct in each case or in the aggregate does not constitute a Buyer Material Adverse Effect, (ii) for changes contemplated by this Agreement and (iii) for those representations and warranties which address matters only as of the date of this Agreement or any other particular date (which shall have been true and correct as of such particular date except to the extent that the failure of such representations and warranties to have been true and correct as of such particular date does not constitute a Buyer Material Adverse Effect) (it being understood that, for purposes of determining the accuracy of such representations and warranties all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded);

         (d) each of the Buyer and the Transitory Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

         (e) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would have a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

         (f) the Buyer shall have delivered to the Company a certificate (the "Buyer Certificate") to the effect that each of the conditions specified in clauses (a) through (e) of this Section 5.3 is satisfied in all respects;

         (g) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion with respect to the matters set forth in Exhibit E attached hereto, addressed to the Company and dated as of the Closing Date; and

         (h) the Company shall have received such certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents and certificates as to the incumbency of officers and the adoption of authorizing resolutions, as it shall reasonably request in connection with the Closing.

                                  ARTICLE VI.
                                 INDEMNIFICATION

     6.1 Indemnification by the Company Shareholders. Subject to the limitations in Sections 6.4 and 6.5, the Company Shareholders receiving the Merger Shares pursuant to Section 1.5 (the "Indemnifying Shareholders") shall jointly and severally as to claims against the Escrow Shares, and severally and not jointly as to any other claims, indemnify the Buyer in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation) ("Damages") incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from or constituting:

         (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate; or

         (b) any Third Party Expenses incurred by the Company in excess of $2,000,000.

     6.2 Indemnification by the Buyer. The Buyer shall indemnify the Indemnifying Shareholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Shareholders resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or the Buyer Certificate.

     6.3 Indemnification Claims.

         (a) A party entitled, or seeking to assert rights, to indemnification under this Article VI (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

         (b) In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. If the Indemnified Party is the Buyer, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent. The Claim Notice shall be delivered by the Indemnified Party as soon as practicable after the Indemnified Party has knowledge of the related Damages, provided however, that no delay on the part of the Indemnified Party in delivering such Claim Notice shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.

         (c) Within 20 days after delivery of a Claim Notice in the form required by Section 6.3(b), the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, then such payment shall not be made by check or wire transfer, and instead the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, then such payment shall not be made by check or wire transfer, and instead the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a "Dispute"). For purposes of this Article VI, the "Value" of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the average closing price for 5 trading days preceding the date of this Agreement (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the date hereof), multiplied by the number of such Escrow Shares.

         (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Buyer and/or the Indemnifying Shareholders (which notice shall be consistent with the terms of the resolution of the Dispute).

         (e) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification (including without limitation to the extent prejudiced by the actions taken by the Indemnified Party hereunder), under the terms of this Article VI).

         (f) For purposes of this Section 6.3 and the last two sentences of
Section 6.4, (i) if the Indemnifying Shareholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section
6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representatives, and (ii) if the Indemnifying Shareholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representatives. The Indemnification Representatives shall have full power and authority on behalf of each Indemnifying Shareholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Shareholders under this
Article VI. The Indemnification Representatives shall have no liability to any Indemnifying Shareholder for any action taken or omitted on behalf of the Indemnifying Shareholders pursuant to this Article VI.

     6.4 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, the Company Certificate or the Buyer Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire on the date one year following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Shareholders in accordance with the terms of the Escrow Agreement.

     6.5 Limitations.

         (a) Notwithstanding anything to the contrary herein, the aggregate liability of the Indemnifying Shareholders, on the one hand, and the Buyer, on the other hand, for Damages under this Article VI shall not exceed the value of the Escrow Shares, except that such limitation shall not apply to limit the liability of any Indemnifying Shareholder or the Buyer for fraud by such Indemnifying Shareholder or the Buyer, as the case may be. For purposes solely of this Article VI, all representations and warranties of the Company in Article II (other than Sections 2.6, 2.7, 2.13(a), 2.14(a), 2.20(a), 2.29 and 2.30) and
all representations and warranties of the Buyer and the Transitory Subsidiary (other than Sections 3.5 (as to the penultimate sentence only), 3.8, 3.9 and 3.10) shall be construed as if the term "material" and any reference to "Company Material Adverse Effect" and "Buyer Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties, except to the extent such references qualify the requirements of the Buyer to list specified agreements, documents or permits on the Disclosure Schedule.

         (b) Neither the Indemnifying Shareholders on the one hand, nor the Buyer on the other, shall be liable for Damages incurred by the other under this
Article VI unless and until such Damages, together with all other Damages incurred by such other party, exceed $250,000, in which case such Indemnifying Party shall only be liable for such Damages in excess of $250,000; provided, that the foregoing limitation shall not apply with respect to claims made by the Buyer pursuant to Section 6.1(b).

         (c) After the Closing, the rights of the Indemnified Parties under this
Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement, except that such limitation shall not apply to limit the liability of any Indemnifying Shareholder or the Buyer for fraud by such Indemnifying Shareholder or the Buyer, as the case may be.

         (d) No Indemnifying Shareholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

                                   ARTICLE VII.
                                   TERMINATION

         7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Shareholder Approval), as provided below:

         (a) the Parties may terminate this Agreement by mutual written consent;

         (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

         (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

         (d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Shareholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Shareholder Approval;

         (e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before April 30, 2000 by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

         (f) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before April 30, 2000 by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement).

                                  ARTICLE VIII.
                               REGISTRATION RIGHTS

     8.1 Certain Definitions. As used in this Article VIII, the following terms shall have the following respective meanings:

         (a) "Resale Holder" means: (i) a Company Shareholder to whom shares of Buyer Common Stock are issued pursuant to this Agreement and the Merger, or (ii) the Escrow Agent (as defined in the Escrow Agreement), or (iii) a transferee to whom registration rights granted under this Article VIII are assigned pursuant to Section 8.7 hereof.

         (b) "Registrable Securities" means for any Resale Holder the number of shares of Buyer Common Stock issued to such Resale Holder pursuant to this Agreement and the Merger, and for all Resale Holders the sum of the Registrable Securities held by them; provided, however, that such shares of Buyer Common Stock held by a particular Resale Holder shall cease to be Registrable Securities on the earlier of (i) first anniversary of the Effective Time or (ii) such time as such Resale Holder is able to sell such shares (including all Registrable Securities held by Affiliates of such Resale Holder) in their entirety within a single 90 day period under Rule 144 of the Securities Act.

     8.2 Resale Holder Registration.

         (a) The Buyer shall use its best efforts to cause the Registrable Securities then held by each Resale Holder to be registered under the Securities Act so as to permit the sale thereof as set forth in this Section 8.2. The Buyer shall prepare and file with the SEC (i) if a registration statement for an Underwritten Sale (as defined in Section 8.3(a) below) has been filed on or before March 15, 2000, on or before April 15, 2000 or (ii) otherwise, on or before March 31, 2000, a registration statement in such form as is then available under the Securities Act covering the Registrable Securities of all Resale Holders not previously sold pursuant to Section 8.3 hereof (the "Shelf Registration Statement"); provided, however, that the obligation of Buyer to use its reasonable best efforts to cause the registration of the Registrable Securities to be sold pursuant to the Shelf Registration Statement shall not include any obligation of the Buyer to request acceleration of such Shelf Registration Statement prior to May 15, 2000; and provided, further that each Resale Holder shall provide all such information and materials and take all such action as may be required in order to permit the Buyer to comply with all applicable requirements of the Securities Act and the Exchange Act and to obtain any desired acceleration of the effective date of such Shelf Registration Statement, such provision of information and materials to be a condition precedent to the obligations of the Buyer pursuant to this Article VIII to register the Registrable Securities held by such Resale Holder. The offerings made pursuant to the Shelf Registration Statement shall not be underwritten and the Company and each Resale Holder acknowledges that other holders of Buyer Common Stock may exercise rights to have the Shelf Registration Statement cover their resale of shares of Buyer Common Stock.

         (b) The Buyer shall (i) prepare and file with the Commission the Shelf Registration Statement in accordance with Section 8.2 hereof with respect to the Registrable Securities and shall use its best efforts to cause such registration statements to become effective by May 15, 2000 and to keep such registration statement effective until the sooner to occur of (A) the date on which all Registrable Securities included within such registration statements have been sold or (B) the first date following the Effective Time as to which no Registrable Securities exist as a result of the proviso to Section 8.1(b); (ii) prepare and file with the Commission such amendments to such registration statements and amendments or supplements to the prospectuses used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities registered by such registration statement (including such amendments as may be necessary to reflect different or additional selling stockholders as a result of any distribution of Registrable Securities by the Resale Holders to the beneficial owners of such Registrable Securities); (iii) furnish to each Resale Holder such number of copies of any prospectus (including any preliminary prospectus and any amended, combined or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Resale Holder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold, but only while the Buyer shall be required under the provisions hereof to cause the registration statements to remain effective; (iv) use its reasonable best efforts to register or qualify the Registrable Securities covered by such registration statements under the securities or blue sky laws of such jurisdictions as each Resale Holder shall reasonably request (provided that the Buyer shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction where it has not been qualified), and do any and all other acts or things which may be necessary or advisable to enable each Resale Holder to consummate the public sale or other disposition of such Registrable Securities in such jurisdictions; (v) notify each Resale Holder, promptly after it shall receive notice thereof, of the date and time the registration statements and each post-effective amendment to such registration statements become effective or a supplement to any prospectus forming a part of such registration statements has been filed; and (vi) promptly reissue, or promptly authorize and instruct its transfer agent to reissue, unlegended certificates at the request of any Resale Holder thereof upon such Resale Holder's delivery of original certificates representing Registrable Securities tendered for sale pursuant to such effective registration statements, and to promptly respond to broker's inquiries made of the Buyer in connection with such sales, in each case with a view to reasonably assisting the Resale Holder to complete such sale during such period of effectiveness.

         (c) If the Shelf Registration Statement shall not have been declared effective on or before May 15, 2000 as a result of the Buyer's failure to use best efforts consistent with the provisions of Section 8.2 (b) (but a good faith dispute by the Buyer of disclosure requested by the SEC for a period not exceeding 45 days from the date such SEC request has been received from the SEC shall not be deemed a failure to use best efforts by the Buyer), then the Buyer shall make a Make up Payment (as defined below) to the former Company Shareholders. If the Shelf Registration Statement shall not have been declared effective on or before June 30, 2000 for any reason other than the Buyer's failure to use best efforts consistent with the provisions of Section 8.2(b) (but a good faith dispute by the Buyer of disclosure requested by the SEC for a period not exceeding 45 days from the date such SEC request has been received from the SEC shall not be deemed a failure to use best efforts by the Buyer), then the Buyer shall make a Make Up Payment to the former Company Shareholders. For purposes of this Section 8.2(c), a "Make Up Payment" shall equal the lesser of (i) the product of (x) 366,250 (732,500 following the effect of the Buyer Stock Split) and (y) the Buyer Common Stock Differential (as defined below), and
(ii) $10,000,000. For purposes of the first sentence of this Section 8.2(c), the "Buyer Common Stock Differential" shall equal the difference, if any, between
(x) the average closing sale price of the Buyer Common Stock as reported on the Nasdaq National Market for the ten consecutive trading days prior to May 15, 2000 and (y) the average closing sale price of the Buyer Common Stock as reported on the Nasdaq National Market for the ten consecutive trading days prior to the effective date of the Shelf Registration Statement (or June 1, 2000 if the Shelf Registration Statement shall not be declared effective on or before June 1, 2000). For purposes of the second sentence of this Section 8.2(c), the "Buyer Common Stock Differential" shall equal the difference, if any between (x) the average closing sale price of the Buyer Common Stock as reported on the Nasdaq National Market for all trading days from May 15, 2000 to June 30, 2000 (inclusive) and (y) the average closing sale price of the Buyer Common Stock as reported on the Nasdaq National Market for all trading days from July 1, 2000 to the effective date of the Shelf Registration Statement (inclusive) (or July 31, 2000 if the Shelf Registration Statement shall not be declared effective on or before July 31, 2000). The Buyer shall pay the Make Up Payment within 10 days of it becoming due and calculable, pro rata to the former Company Shareholders based upon the ownership of Buyer Common Stock received in the Merger pursuant to Section 1.5 and may elect to pay any Make Up Payment in cash or in shares of Buyer Common Stock (valued for these purposes at the average price determined pursuant to clause (y) of the applicable definition of Buyer Common Stock Differential above).

         (d) Notwithstanding the foregoing obligations of the Buyer under this
Section 8.2, if (i) the Resale Holders are given the opportunity to include in the aggregate at least 366,250 (732,500 following the effect of the Buyer Stock Split) Registrable Securities and (ii) any Resale Holder that exercises its rights under Section 8.3 below is permitted to include at least 33% of its Registrable Securities, in an Underwritten Sale pursuant to a registration statement that is declared effective on or before April 30, 2000, then the Buyer may determine the date to file the Shelf Registration Statement pursuant to
Section 8.1(a) in its sole discretion and the Buyer shall not be required to use its best efforts to have the Shelf Registration Statement Effective by May 15, 2000, but instead the Buyer shall be obligated to have the Shelf Registration Statement declared effective on or before the date on which the contractual prohibitions on the sale of Buyer Common Stock imposed by the underwriters of the Underwritten Sale on holders of Buyer Common Stock selling shares in such Underwritten Sale, officers and directors of the Buyer or certain holders of 5% or more of the outstanding shares of Buyer Common Stock terminate.

     8.3 Company Registration.

         (a) The Buyer may determine to provide for the firmly underwritten sale of Buyer Common Stock for its own account and/or the account of other stockholders, and in connection with such determination, file with the SEC a registration statement to register such Buyer Common Stock (an "Underwritten Sale"). The Buyer shall give prompt written notice to the Resale Holders of the filing of a registration statement relating to any Underwritten Sale where such filing is made on or before April 15, 2000 and any Resale Holder may participate in such Underwritten Sale (and any related qualification under blue sky laws or other related compliance) by providing written notice to the Buyer within 10 calendar days of the delivery of the foregoing notice from the Buyer. If in the good faith judgment of the managing underwriter of the Underwritten Sale, the inclusion of all or any portion of the Registrable Shares requested to be included in the Underwritten Sale would reduce the number of shares to be offered by the Buyer or interfere with the successful marketing of the securities offered by the Buyer, the number of Registrable Shares otherwise to be included by Resale Holders in the Underwritten Sale may be reduced pro rata or excluded altogether; provided, that the Registrable Shares must be treated in the same manner as shares of Buyer Common Stock held all other selling security holders. To facilitate the allocation of shares in accordance with the above provision, the Buyer or the underwriters may round the number of shares allocated to any Resale Holder to the nearest 100 shares.

         (b) All Resale Holders distributing Registrable Securities through the Underwritten Sale shall (together with the Buyer and the other holders distributing their securities through the Underwritten Sale) enter into an underwriting agreement in customary form with the managing underwriter. The underwriter(s) for an Underwritten Sale shall be selected by the Buyer in its sole discretion. If any Resale Holder disapproves of the terms of the Underwritten Sale, he or she may elect to withdraw therefrom by written notice to the Buyer and the managing underwriter.

     8.4 Suspension of Prospectus. The Buyer may restrict disposition of Registrable Securities pursuant to the Shelf Registration Statement, and a Resale Holder will not be able to dispose of such Registrable Securities pursuant to the Shelf Registration Statement, if the Buyer shall have delivered a notice in writing to such Resale Holder stating that a delay in the disposition of such Registrable Securities is necessary because the Buyer, in its reasonable judgment, has determined in good faith that such sales would require public disclosure by the Buyer of material nonpublic information that is not included in such registration statement and that immediate disclosure of such information would be seriously detrimental to the Buyer. In the event of the delivery of the notice described above by the Buyer, the Buyer shall use its reasonable best efforts to amend such registration statement and/or amend or supplement the related prospectus if necessary and to take all other actions necessary to allow the proposed sale to take place as promptly as possible, subject, however, to the right of the Buyer to delay further sales of Registrable Securities until the conditions or circumstances referred to in the notice have ceased to exist or have been disclosed. Such right to delay sales of Registrable Securities shall not exceed 90 days in the aggregate and no longer than 30 days as to any single delay (any such period of delay herein referred to as a "blackout period"); after the Shelf Registration Statement is declared effective, no blackout period may be imposed during the 15-day period following the date of effectiveness or the termination date of the last blackout period. In addition, each Resale Holder who becomes an employee of the Buyer shall be subject to the trading restrictions related to the release of quarterly results of operations in the same manner as other similar employees of the Buyer.

     8.5 Expenses. All of the out-of-pocket expenses incurred in connection with any registration of Registrable Securities pursuant to this Article VIII, including, without limitation, all SEC, Nasdaq National Market and blue sky registration and filing fees, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of the Buyer's outside counsel and independent accountants shall be paid by the Buyer. The Buyer shall not be responsible to pay any legal fees for any Resale Holder or any selling expenses of any Resale Holder (including, without limitation, any broker's fees or commissions, including underwriter commissions).

     8.6 Indemnification. In the event of any offering registered pursuant to this Article VIII:

         (a) The Buyer will indemnify each Resale Holder, each of its officers, directors and partners and such Resale Holder's legal counsel and independent accountants, and each person controlling such Resale Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Article VIII, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or any violation by the Buyer of any rule or regulation promulgated under the Securities Act, or state securities laws, or common law, applicable to the Buyer in connection with any such registration, qualification or compliance, and will reimburse (and advance the same to) each such Resale Holder, each of its officers, directors and partners and such Resale Holder's legal counsel and independent accountants, and each person controlling such Resale Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Buyer will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based in any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Buyer in an instrument duly executed by such Resale Holder or underwriter and stated to be specifically for use therein; provided, however, that in the case of the Shelf Registration Statement the foregoing is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or the amended prospectus is filed with the Commission pursuant to Rule 424(b) (the "Final Prospectus"), the provisions hereof shall not inure to the benefit of any Resale Holder, if the Buyer had complied with its obligations under Section 8.2(b)(iii) with respect to such Final Prospectus and a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, and if the Final Prospectus would have cured the defect giving rise to the loss, liability, claim or damage.

         (b) Each Resale Holder will, if Registrable Securities held by such Resale Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Buyer, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of the Buyer's securities covered by such a registration statement, each person who controls the Buyer or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Resale Holder, each of its officers and directors and each person controlling such Resale Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Buyer, such Resale Holders, such directors, officers, legal counsel, independent accountants, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Buyer by an instrument duly executed by such Resale Holder and stated to be specifically for use therein; provided, however, that the obligations of such Resale Holders hereunder shall be limited to an amount equal to the net proceeds received by each such Resale Holder of Registrable Securities actually sold as contemplated herein.

         (c) Each party entitled to indemnification under this Section 8.6 (the "Securities Indemnified Party") shall give notice to the party required to provide indemnification (the "Securities Indemnifying Party") promptly after such Securities Indemnified Party has written notice of any claim as to which indemnity may be sought, and shall permit the Securities Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Securities Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Securities Indemnified Party (whose approval shall not be unreasonably withheld), and the Securities Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Securities Indemnified Party to give notice as provided herein shall not relieve the Securities Indemnifying Party of its obligations under this Article VIII; provided that if the Securities Indemnified Party has claims against the Securities Indemnifying Party or otherwise has claims or defenses different from or in addition to those of the Securities Indemnifying Party, the Securities Indemnified Party may retain counsel of its own choice for all Resale Holders, and the reasonable fees and expenses of such counsel shall be paid by the Securities Indemnifying Party. No Securities Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Securities Indemnified Party, consent to entry of any judgment or enter any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Securities Indemnified Party of a release from all liability in respect to such claim or litigation.

         (d) The obligations of the Buyer and each Resale Holder under this
Section 8.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article VIII and otherwise.

         (e) To the extent the provisions of this Section 8.6 are inconsistent with or conflict with the terms of any underwriting, indemnification, selling or similar agreement entered into by a Resale Holder in connection with the offer and sale of Registrable Securities pursuant to a registration effected pursuant to this Article VIII, the terms of such agreement shall govern and shall supersede the provisions of this Article VIII.

     8.7 Limitation on Assignment of Registration Rights. The rights to cause the Buyer to register Registrable Securities pursuant to this Article VIII may not be assigned by a Resale Holder unless such a transfer is to stockholders, partners or retired partners, or members or retired members of a Resale Holder (including spouses and ancestors, lineal descendants, and siblings of such stockholders, partners, members or spouses who acquire Registrable Securities by right, will, or intestate succession). Prior to a permitted transfer of registration rights under this Article VIII, a Resale Holder must furnish the Buyer with written notice of the name and address of such transferee and the Registrable Securities with respect to which such registration rights are being assigned and a copy of a duly executed written instrument in form reasonably satisfactory to the Buyer by which such transferee assumes all of the obligations and liabilities of its transferor hereunder and agrees itself to be bound hereby. No transfer of registration rights under this Article VIII shall be permitted if immediately following such transfer the disposition of such Registrable Securities by the transferee is not restricted under the Securities Act; provided that the Buyer shall have provided such transferee with certificates representing such Registrable Securities free of any transfer restrictions and the Buyer shall have instructed the transfer agent for such Registrable Securities to remove any stop transfer or other instructions.

                                   ARTICLE IX.
                                   DEFINITIONS

     For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

                Defined Term                              Section
                ------------                              -------
                ADR Procedure                             6.3(d)
                ADR Service                               6.3(d)
                Affiliate                                 2.15(a)(viii)
                Affiliate Agreement                       4.9
                Agreed Amount                             6.3(c)
                Buyer                                     Introduction
                Buyer Certificate                         5.3(f)
                Buyer Common Stock                        1.5(a)
                Buyer Common Stock Differential           8.2(c)
                Buyer Material Adverse Effect             3.1
                Buyer Reports                             3.5
                Buyer Stock Split                         1.5(b)
                CERCLA                                    2.22(a)
                Certificates                              1.7
                Certificate of Merger                     1.1
                Claim Notice                              6.3(b)
                Claimed Amount                            6.3(b)
                Closing                                   1.2
                Closing Date                              1.2
                Code                                      1.8(a)
                Common Shares                             1.5(a)
                Company                                   Introduction
                Company Certificate                       5.2(f)
                Company Intellectual Property             2.13(a)
                Company Material Adverse Effect           2.1
                Company Meeting                           2.29
                Company Shares                            1.5(a)
                Company Shareholders                      1.5(b)
                Controlling Party                         6.3(a)
                Conversion Ratio                          1.5(b)
                Customer Deliverables                     2.13(a)

                Damages                                   6.1
                Disclosure Schedule                       Article II
                Dispute                                   6.3(c)
                Dissenting Shares                         1.6(a)
                Effective Time                            1.1
                Employee Benefit Plan                     2.21(a)
                Environmental Law                         2.22(a)
                ERISA                                     2.21(a)
                Escrow Agreement                          1.3(f)
                Escrow Agent                              1.3(f)
                Escrow Shares                             1.5(b)
                Expected Claim Notice                     6.4
                Exchange Act                              2.15(a)(viii)
                Exchange Agent                            1.13(a)
                Final Prospectus                          8.6(a)
                Financial Statements                      2.6
                GAAP                                      2.6
                Governmental Entity                       2.4
                Indemnification Representatives           1.3(f)
                Indemnified Party                         6.3(a)
                Indemnifying Party                        6.3(a)
                Indemnifying Shareholders                 6.1
                Initial Shares                            1.5(b)
                Intellectual Property                     2.13(a)
                Internal Systems                          2.13(a)
                Legal Proceeding                          2.18
                Make Up Payment                           8.2(c)
                Material Adverse Effect                   5.2(c)
                Materials of Environmental Concern        2.22(b)
                Merger                                    1.1
                Merger Shares                             1.5(b)
                Most Recent Balance Sheet                 2.8
                Most Recent Balance Sheet Date            2.6
                Non-controlling Party                     6.3(a)
                Option Plan                               1.8(a)
                Options                                   1.8(a)
                Ordinary Course of Business               2.4
                Parties                                   Introduction
                Permits                                   2.25
                Preferred Shares                          1.5(a)
                Proxy Statement                           2.29
                Reasonable Best Efforts                   4.1
                Resale Holder                             8.1(a)
                Registrable Securities                    8.1(b)
                Response                                  6.3(c)

                Retention Options                         4.12
                Requisite Shareholder Approval            2.3
                SEC                                       3.5
                Securities Act                            2.2
                Securities Indemnified Party              8.6(c)
                Securities Indemnifying Party             8.6(c)
                Security Interest                         2.4
                Series A Shares                           1.5(a)
                Series B Shares                           1.5(a)
                Shelf Registration Statement              8.2(a)
                Software                                  2.13(e)
                SVB Warrant                               1.8(d)
                Surviving Corporation                     1.1
                Taxes                                     2.9(a)(i)
                Tax Returns                               2.9(a)(ii)
                Third Party Expenses                      4.8
                Transitory Subsidiary                     Introduction
                Underwritten Sale                         8.3(a)
                Value                                     6.3(c)
                Warrants                                  1.8(d)
                Year 2000 Compliant                       2.14(c)

                                    ARTICLE X.
                                  MISCELLANEOUS

     10.1 Press Releases and Announcements. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the Buyer may make any public disclosure required by applicable law, regulation or stock market regulation (in which case the Buyer shall use reasonable efforts to advise the Company prior to making the disclosure).

     10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
Article I concerning issuance of the Merger Shares are intended for the benefit of the Company Shareholders.

     10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the letter agreement dated February 2, 2000 between the Buyer and the Company shall remain in effect in accordance with its terms.

     10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

     10.5 Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     If to the Company:                       Copy to:
     ------------------                       --------
     TriVida Corporation                      Fenwick & West LLP
     3524 Hayden Avenue                       Two Palo Alto Square
     Culver City, CA  90232                   Palo Alto, CA  94306
     Attn:  Mr. Alex D. Jacobson              Attn.: William R. Schreiber, Esq.
            President and CEO                 (650) 494-1417
     (310) 736-3701

     If to the Buyer or
     ------------------
     the Transitory Subsidiary:               Copy to:
     --------------------------               --------

     Be Free, Inc.                            Hale and Dorr LLP
     154 Crane Meadow Road, Suite 100         60 State Street
     Marlborough, MA  01752                   Boston, MA 02109
     Attn.:  Mr. Gordon B. Hoffstein          Attn:  Jay E. Bothwick, Esq.
             President and CEO                (617) 526-5000
     (508) 357-8880

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

     10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     10.11 Construction.

         (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

         (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                     [THE NEXT PAGE IS THE SIGNATURE PAGE]

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

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                         BE FREE, INC.

                         By: /s/ Gordon B. Hoffstein
                            --------------------------------

                         CYRANO ACQUISITION CORP.

                         By: /s/ Gordon B. Hoffstein
                            --------------------------------

                         TRIVIDA CORPORATION

                         By: /s/ Alex D. Jacobson
                            --------------------------------

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